                                                                EXHIBIT 99(4)(a)

                             AMERICAN GENERAL LIFE

                               Insurance Company


Unless otherwise directed by the Owner, We will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. The dollar amounts of such payments will be determined on the basis of the provisions of this Contract. The first payment will be payable on the Annuity Commencement Date. Subsequent payments will be payable on the corresponding day of each month thereafter in accordance with the provisions of this Contract.


ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO AMOUNT. SEE THE "SEPARATE ACCOUNT" AND "VARIABLE ANNUITY PAYMENTS" PROVISIONS IN THIS CONTRACT.

CANCELLATION RIGHT. YOU MAY RETURN THIS CONTRACT FOR CANCELLATION TO US OR TO THE SALES REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITHIN 10 DAYS AFTER DELIVERY. UPON SURRENDER OF THIS CONTRACT WITHIN THE 10 DAY PERIOD, WE WILL REFUND THE SUM OF YOUR ACCOUNT VALUE AT THE END OF THE VALUATION PERIOD IN WHICH YOUR REQUEST IS RECEIVED, PLUS ANY PREMIUM TAXES OR OTHER APPLICABLE TAX CHARGES THAT HAVE BEEN DEDUCTED.

This is an INDIVIDUAL FLEXIBLE PAYMENT VARIABLE and FIXED DEFERRED ANNUITY CONTRACT. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


/s/ Pauletta P. Cohn                    /s/ Ronald H. Ridlehuber
      Secretary                                 President

                          READ YOUR CONTRACT CAREFULLY


                    [LOGO OF AMERICAN GENERAL APPEARS HERE]

                                A STOCK COMPANY


                  A Subsidiary of American General Corporation


                          Home Office:  Houston, Texas


2727-A Allen Parkway . P.O. Box 1401 . Houston, TX  77251-1401 . (713) 522-1111

                                     INDEX

                                                                        Page
                                                                        ----
Account Value..........................................................    4
Accumulation Units.....................................................   12
Allocation of Purchase Payments........................................    8
Annuity Options........................................................   22
Annuity Tables.........................................................   23
Annuity Units..........................................................   21
Automatic Rebalancing..................................................   14
Beneficiary............................................................    4
Change of Investments or Investment Policy.............................    7
Contingent Annuitant...................................................    4
Death Proceeds.........................................................   18
Definitions............................................................    4
Divisions..............................................................   12
Dollar Cost Averaging..................................................   14
Fixed Account Value....................................................   11
General Provisions.....................................................    7
Guaranteed Interest Rates..............................................   12
Guarantee Periods......................................................   11
Net Investment Factor..................................................   12
One-Time Reinstatement Privilege.......................................   18
Ownership Provisions...................................................    9
Payment and Deferment..................................................   15
Payment of Benefits....................................................   20
Premium Taxes..........................................................    9
Purchase Payments......................................................    8
Schedule Page..........................................................    3
Separate Account.......................................................   12
Surrenders.............................................................   15
 Full Surrender........................................................   15
 Partial Withdrawals...................................................   16
 Surrender Charge......................................................   16
 Surrender Charge Exceptions...........................................   17
 Free Withdrawal Privilege.............................................   17
Tax Charge.............................................................   18
Transfers..............................................................   13
Variable Annuity Payments..............................................   21

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                                 SCHEDULE PAGE

Initial Purchase Payment:                                              $5,000

Minimum Additional Purchase Payments::                                [$  100]

Additional Benefits:                                                     NONE

Maximum Asset Charge Factors (Separate Account Only) Annual Rate:        1.35%

Maximum Transfer Charge:                                               $   25

Issue Age:                                                                 35

Annuity Commencement Date:                                   December 1, 2028

Initial Allocation: Separate Account D:

                                                                      Net Dollar
                                                                      Amount of
SEPARATE ACCOUNT DIVISIONS                          Percentage       Allocations
     [Money Market                                      00%             $   00
      AIM V.I. International Equity                     50%             $2,500
      AIM V.I. Value                                    00%             $   00
      International Equities                            00%             $   00
      Mid Cap Index                                     00%             $   00
      Stock Index                                       00%             $   00
      Socially Responsible Growth                       00%             $   00
      Small Cap                                         00%             $   00
      Quality Bond                                      00%             $   00
      MFS Emerging Growth                               00%             $   00
      Equity Growth                                     00%             $   00
      High Yield                                        00%             $   00
      Equity                                            00%             $   00
      Growth                                            00%             $   00
      Templeton Asset Allocation                        00%             $   00
      Templeton International                           00%             $   00
      Strategic Stock                                   00%             $   00

      FIXED ACCOUNT - 1 YEAR GUARANTEE PERIOD           50%             $2,500]
                                                      -----             ------
      TOTAL ALLOCATIONS                                100%             $5,000

Annuitant:  John Doe                       Contract Number:  123456
Contract Owner:  John Doe                  Date of Issue:  December 1, 1998
Contract Jurisdiction:  (State Name)       This is a (Sex Distinct) Contract

                                  DEFINITIONS

WE, OUR, US, OR COMPANY.  American General Life Insurance Company.

YOU, YOUR, OWNER. The Owner of this Contract. The Owner is the person, persons, or entity entitled to the ownership rights stated in this Contract. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), or Section 408(k) of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term Owner as used herein, shall refer to the person or organization entering into this Contract.

ACCOUNT.  Any of the Divisions or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value after deduction of any fees. The Fixed Account Value is the sum of Net Purchase Payments and transfers into the Fixed Account, plus accumulated interest, less any partial withdrawals and transfers out of the Fixed Account. The Separate Account Value is the sum of the values of the Separate Account Divisions. The value of a Separate Account Division is the value of a Division's Accumulation Unit multiplied by the number of Accumulation Units in that Division.

ACCUMULATION PERIOD. The period during which Net Purchase Payments are applied under this Contract.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of this Contract before annuity payments begin.

AGE.  Age last birthday unless otherwise stated.

ANNUITANT. The person upon whose date of birth and sex income payments are based. (Upon whose date of birth income payments are based if issued on a Unisex basis). The Annuitant's name is shown on Page 3.

ANNUITY COMMENCEMENT DATE. The date on which We begin making payments under the Annuity Payment Option unless a lump-sum distribution is elected instead.

ANNUITY PAYMENT OPTIONS. Options available to an Owner or a Beneficiary for payment of benefits in lieu of payment in one sum.

ANNUITY UNIT.  A unit of measurement to calculate variable annuity payments.

BENEFICIARY. The person entitled to receive benefits in the event the Owner or Annuitant dies. If no named Beneficiary is living at the time any payment is to be made, the Owner shall be the Beneficiary, or if the Owner is not living, the Owner's estate shall be the Beneficiary.

CONTINGENT ANNUITANT. A person named by the Owner of a Non-Qualified Contract to become the Annuitant if : (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is then living.

A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

CONTINGENT BENEFICIARY. A person named by the Owner to receive benefits in the event a designated Beneficiary is not living at the time of the Owner's or Annuitant's death.

CONTRACT.  An individual annuity Contract offered by the Prospectus.

CONTRACT ANNIVERSARY.  Each anniversary of the Date of Issue of this Contract.

CONTRACT YEAR. A period of 12 consecutive months beginning on the Date of Issue or any anniversary thereof.

DATE OF ISSUE. The date on which this Contract becomes effective as shown on Page 3.

DIVISION. A separate and distinct division of the Separate Account, to which specific underlying shares of a Variable Fund, as hereinafter defined, are allocated and for which Accumulation Units and Annuity Units are separately maintained.

FIXED ACCOUNT. An account under this contract that is a part of the general account of the Company. It is not part of the assets of the Separate Account. The assets of the general account are subject to the claims of general creditors of the Company.

FIXED ANNUITY OPTION. An Annuity Option with payments which do not vary with investment performance as to dollar amount.

GUARANTEE PERIOD.  The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE. The minimum rate We may use to credit interest on an effective annual basis during any Guarantee Period.

HOME OFFICE. Our office at 2727-A Allen Parkway, Houston, Texas 77019-2115; 1-713-522-1111; Mailing Address P.O, Box 1401, Houston, Texas 77251-1401.

ISSUE AGE. Age last birthday on the Date of Issue. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

NET ASSET VALUE PER SHARE. The net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes or other applicable tax charges deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Contract that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

OWNER'S ACCOUNT. An account to which each Purchase Payment is credited by the Company on behalf of an Owner. The term "Owner" means either one person, or joint ownership by two or more persons.

PAYEE. A person who is to receive annuity payments, surrender proceeds or death proceeds under this Contract.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

PREMIUM TAX. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Contract values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits described herein.

QUALIFIED CONTRACT. A Contract that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account D" established by the Company to separate the assets funding the variable benefits for the class of contracts to which this Contract belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized, from assets allocable to the Separate Account, are credited to or charged against such account without regard to Our other income, gains or losses.

UNIT VALUE. The value of: (1) an Accumulation Unit as described in the Accumulation Units provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

VALUATION DATE. Any day on which We are open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

VARIABLE ANNUITY OPTION. An Annuity Option under which We promise to pay the Annuitant or other properly designated Payee, one or more payments which vary in amount in accordance with the net investment experience of one or more applicable Divisions selected to measure the value of this Contract.

VARIABLE FUND. An individual investment fund or a series of an individual investment fund in which a Division invests.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

                              GENERAL PROVISIONS


ENTIRE CONTRACT. This Contract, endorsements if any, and a copy of the Application, if attached, is the entire Contract. All statements made by this Contract Owner or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under this Contract unless it is in writing and made a part of this Contract.

NOT CONTESTABLE.  This Contract is not contestable.

GUARANTEES. Subject to the Net Investment Factor provision of this Contract, We guarantee that the dollar amount of variable annuity payments made during the lifetime of the Payee(s) will not be adversely affected by Our actual mortality experience or by the actual expenses incurred by Us in excess of the expense deductions provided for in this Contract.

SETTLEMENT.  All benefits under this Contract are payable from Our Home Office.

NONPARTICIPATING. This Contract is nonparticipating and does not share in Our divisible surplus or earnings.

CHANGE OF INVESTMENTS OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered. You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance to those Owners who have the right to comment on or vote on such change.

Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.


RIGHTS RESERVED BY US. Upon notice to You, this Contract may be modified by Us, but only if such modification is necessary to:

  (1) Reflect a change in the Separate Account or any Division thereunder;

  (2) Create new Separate Accounts;

  (3) Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

  (4) Transfer any assets in any Division to another Division, or to one or more other separate accounts, or to the Fixed Account;

  (5) Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

  (6) Add, restrict or remove Guarantee Periods of the Fixed Account;

  (7) Make any new Division available to You on a basis to be determined by Us;

  (8) Substitute for the shares held in any Division, the shares of another Variable Fund or the shares of another investment company or any other investment permitted by law;

  (9) Make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of this Contract as an annuity; or

  (10) Make any changes required to comply with rules of any Variable Fund.

When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority.


CHANGING THE TERMS OF YOUR CONTRACT. Any change in Your Contract must be approved by one of Our officers. No other person has the authority to make any changes or waive any of the terms of Your Contract.

TERMINATION. This Contract will remain in force until surrendered, or until all annuity payments have been made, or upon the payment of the death proceeds, except as follows:

If the Owner's Account Value is less than $500, We may, at Our discretion, cancel this Contract upon 60 days' Written notice to the Owner. Such cancellation would be considered a full surrender of this Contract.

If the Owner's Account Value in any Division (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance, without charge, to the Money Market Division.


                               PURCHASE PAYMENTS

MINIMUM PAYMENTS. The minimum amounts acceptable as Purchase Payments are shown on Page 3. We reserve the right to modify these minimums or to refuse a Purchase Payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS. The initial allocation for Net Purchase Payments is shown on Page 3 of this Contract and will remain in effect until changed by Written notice. The percentage allocation for future Net Purchase Payments may be changed at any time by Written notice provided by the Owner or by Telephone Transfer and Allocation Privilege.

Changes in the allocation will be effective as of the Valuation Date immediately following Our receipt of notice of such change. Each allocation to a Division or Guarantee Period must be a whole percentage of the Net Purchase Payment and all allocations must equal 100% of such Payment.

Up to 100% of a Net Purchase Payment may be allocated to any available Division or Guarantee Period. The initial Purchase Payment will be credited to the Owner's Account not more than two Valuation Periods after We receive it, together with all other required documentation, in good order at the office designated by the Company for the processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. We reserve the right to limit the number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen during the life of this Contract.

PREMIUM TAXES. When applicable, We will deduct an amount to cover Premium Taxes. Such deductions will be made:

  (1) From Purchase Payment(s) when received; or

  (2) From the Account Value at the time annuity payments are to commence; or

  (3) From the amount of any partial withdrawal; or

  (4) From proceeds payable upon termination of this Contract for any other reason, including death of the Annuitant or Owner, or surrender of this Contract.

If Premium Tax is paid, the Company may reimburse itself for such tax when the deduction is being made under paragraphs 2, 3, or 4 above which is calculated by multiplying the sum of Purchase Payments being withdrawn by the applicable Premium Tax percentage. Purchase Payments are withdrawn before earnings.


                             OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS. This Contract belongs to the Owner, who is entitled to exercise all rights and privileges in connection with this Contract. When a Contract is jointly owned, both Owners must join in any request to exercise the rights or privileges of an Owner.

In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Contract.

Unless the Owner specifies otherwise, the Annuitant will become the Payee on the Annuity Commencement Date. If the Owner (other than a Joint Owner) or the Annuitant dies prior to the Annuity Commencement Date, the Beneficiary will become the Payee. If a Joint Owner dies prior to the Annuity Commencement Date, death proceeds will be paid to the surviving Joint Owner, if any; otherwise the Beneficiary will become the Payee. Such Payees may thereafter exercise such rights and privileges of ownership which continue.

BENEFICIARY. The Owner named the Beneficiary and any Contingent Beneficiary when applying for this Contract. By Written notice to Us, a revocable Beneficiary or Contingent Beneficiary may be changed by the Owner prior to the Annuity Commencement Date or by the Annuitant or other properly-designated Payee after the Annuity Commencement Date.


CHANGE OF OWNERSHIP. Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the

Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may change the ownership of a Non-Qualified Contract.

A change of ownership will not be binding upon Us until We receive Written notification at Our Home Office. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of any tax consequence.

DISTRIBUTION OF DEATH PROCEEDS UNDER NON-QUALIFIED CONTRACTS. If an Owner (including the first to die in the case of joint Owners) under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed to either the surviving joint Owner or, if none, to the Beneficiary either (1) within five years after the date of death of the Owner, or (2) over the life of or a period not greater than the life or expected life of the surviving joint Owner or the Beneficiary, with annuity payments beginning within one year after the date of death of the Owner. The surviving joint Owner or the Beneficiary shall be considered the designated Beneficiary for the purposes of Section 72(s) of the Internal Revenue Code. In all cases, any such designated Beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

These mandatory distribution requirements will not apply when the designated surviving joint Owner or the Beneficiary is the spouse of the deceased Owner, if the spouse elects to continue this Contract in the spouse's own name, as Owner. When the deceased Owner was also the Annuitant, the surviving spouse (if the surviving spouse is the designated surviving joint Owner or the Beneficiary) may elect to be named as both Owner and Annuitant and continue this Contract.

If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as under the method of distribution then in effect.

If the Owner prior to the Annuity Commencement Date, or the Payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

PERIODIC REPORTS. We will send to each Owner, at least once during each Contract Year, a statement showing the Owner's Account Value as of a date not more than two months prior to the date of mailing. We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

OWNER'S ACCOUNT. We will establish an Owner's Account for the Owner under this Contract and will maintain such account during the Accumulation Period. The Owner's Account Value for any Valuation Period will be equal to the Owner's Separate Account Value, if any, plus the Owner's Fixed Account Value, if any, for that Valuation Period.


                                 FIXED ACCOUNT

FIXED ACCOUNT VALUE. That portion of a Net Purchase Payment, which is allocated to the Fixed Account, will be credited to the Owner's Account and allocated to the Guarantee Period(s) selected. The Fixed Account Value of an Owner's Account for any Valuation Period is equal to the sum of the values in each of the Guarantee Periods credited to the Owner's Account for such Valuation Period.

The value in any one Guarantee Period on a Valuation Date is the accumulated value of the Net Purchase Payments, renewals or transfers allocated to the Guarantee Period at the Guaranteed Interest Rate, minus the accumulated value of surrenders and transfers out of that Guarantee Period, at the Guaranteed Interest Rate.

GUARANTEE PERIODS. The Owner may select one or more Guarantee Period(s). The Guarantee Period(s) selected will determine the Guaranteed Interest Rate(s) that apply to the Account Value allocated to that Guarantee Period. The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the Transfers provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which We credit the Owner's Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of months or years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date.

As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Owner's Account Value, Guarantee Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.

We will notify the Owner in writing at least 30 and no more than 60 days prior to the expiration date of any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless We receive Written notice to the contrary from the Owner at least 3 Valuation Dates prior to the end of such Guarantee Period.

The Owner may elect to change to another Guarantee Period or Division which We offer at such time.

If the amount of an Owner's Account Value in a Guarantee Period is less than $500 at the end of such Guarantee Period, We reserve the right to transfer such amount, without charge, to the Money Market Division of the Separate Account. However, We will transfer such amount to another available Division at the Owner's request.

GUARANTEED INTEREST RATES. We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods. The Guarantee Periods that We make available at any time will be determined at Our discretion. No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0% per year.


                               SEPARATE ACCOUNT

DIVISIONS. The Separate Account is comprised of several Divisions, each investing in a corresponding Variable Fund. Net Purchase Payments will be allocated to the Divisions and the Fixed Account as shown on Page 3, unless the Owner changes the allocation.

We will use the Net Purchase Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. We will be the Owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

ACCUMULATION UNITS. Net Purchase Payments and transferred amounts allocated to the Separate Account will be credited to the Owner's Account in the form of Accumulation Units. The number of Accumulation Units will be determined by dividing the amount allocated to a Division by the Accumulation Unit value for that Division as of the end of the Valuation Period as of which the transaction is credited. The value of each Accumulation Unit was arbitrarily set as of the date the Division first purchased Variable Fund shares. Subsequent values on any Valuation Date are equal to the previous Accumulation Unit value for a Division times the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date.

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Division is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

  (1) Is the sum of:

      (a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

      (b) The per share amount of any dividend or capital gain distributions made on the Variable Fund shares held in the Division during the current Valuation Period:

  (2) Is the Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the beginning of the current Valuation Period; and

  (3) Is the daily asset charge factor representing the mortality risk, expense risk, and administrative expense charge. We may change the daily asset charge factor , but in no event may it exceed on an annual basis the Maximum Asset Charge Factor shown on Page 3.

SEPARATE ACCOUNT VALUE. The Separate Account Value for any Valuation Period is the total of the values in each Division credited to the Owner's Account for such Valuation Period. The value for each Division will be equal to:

  (1) The number of Accumulation Units for the Division; multiplied by

  (2) The Accumulation Unit value for the Valuation Period.

The Separate Account Value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.


                                   TRANSFERS

TRANSFERS. Transfers may be made at any time during the Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which We receive the Owner's Written request for a transfer. Transfers will be subject to the following restrictions:

  (1) Prior to the Annuity Commencement Date, the Owner may make up to 12 transfers each Contract Year without charge.

  (2) There will be a charge of $25.00 for each transfer in excess of 12 in a Contract Year.

  (3) Transfers under the Dollar Cost Averaging and Automatic Rebalancing programs will not count towards the 12 free transfers each Contract Year. The $25.00 charge will not apply to transfers made through Automatic Rebalancing or Dollar Cost Averaging. Transfers under any other asset management arrangement approved by the Company may be subject to the $25.00 charge and may count towards the 12 free transfers.

  (4) No more than 25% of the Owner's Account Value allocated to a Guarantee Period at its inception may be transferred to the Variable Account during any Contract Year. Transfers from a Guarantee Period are made on a first in, first out basis. The 25% limit does not apply to:

     (a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

     (b) Transfers within 15 days before or after the end of the applicable Guarantee Period; or

     (c) A renewal at the end of a Guarantee Period to the same Guarantee
         Period.

  (5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

  (6) We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

We reserve the right to restrict or terminate transfers.

After the Annuity Commencement Date, the Owner may make one transfer during any 180 day period among the Divisions or from one of the Divisions to the Fixed Account without charge. The Owner may not make transfers from the Fixed Account.

TELEPHONE TRANSFER AND ALLOCATION PRIVILEGE. If We have on file a Written authorization for the Telephone Transfer and Allocation Privilege (Telephone Transfers), We will allow transfers and changes in Purchase Payment allocations to be made by telephone. We will honor instructions for Telephone Transfers from any person who provides the correct information. Therefore, there is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transfers, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of transfer instructions.

DOLLAR COST AVERAGING. Dollar Cost Averaging is an automatic transfer of funds made periodically prior to the Annuity Commencement Date in accordance with the Transfers provision, except as provided below, and instructions from the Owner. Dollar Cost Averaging (DCA) is subject to the following guidelines:

  (1) DCA transfers may be made:

      (a) On any day of the month except the 29th, 30th or 31st;

      (b) On a monthly, quarterly, semi-annual or annual basis; and

      (c) From the Fixed Account or Money Market Division to one or more of the other Separate Account Divisions.

  (2) There is no minimum amount for each DCA transfer.

  (3) DCA will end when there is no longer any value in the account from which the automatic transfer of funds is being made.

  (4) Amounts applied to the account from which the automatic transfer of funds is being made while DCA is active will be available for future Dollar Cost Averaging in accordance with the current DCA request.

  (5) There is no charge for DCA.

  (6) DCA is not available if Automatic Rebalancing is active.

AUTOMATIC REBALANCING. Automatic Rebalancing occurs when funds are transferred by the Company between the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Account Value is $25,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your Policy. For example, if Your Contract is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if Dollar Cost Averaging is active.

                             PAYMENT AND DEFERMENT

GENERAL SURRENDER PROVISIONS. The amount surrendered will normally be paid to the Owner within five (5) Valuation Dates following Our receipt of:

  (1) The Owner's Written request on a form acceptable to Us: and

  (2) This Contract, if required.

We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date We receive the request in good order.

ACCOUNT VALUE BASED ON PURCHASE PAYMENT MADE BY CHECK. We reserve the right to defer payment of that portion of Your Account Value that is based on a Purchase Payment made by check for a period not to exceed 15 calendar days after the end of the Valuation Period in which We receive the check.

OTHER. We may suspend payment of any portion of the Account Value if:

  (1) the New York Stock Exchange is closed or trading on the exchange is restricted as determined by the Securities and Exchange Commission ("SEC");

  (2) the SEC permits by an order the postponement of trading for the protection of Owners; or

  (3) the SEC determines than an emergency exists that would make the disposal of securities held in the Division or the determination of the value of the Division's net assets not reasonably practicable.

Transfers and allocations of Account Value among the Divisions may also be suspended under these circumstances. Written notice of both the imposition and termination of any such suspension will be given to Owners, assignees of record and any irrevocable Beneficiaries.


                                  SURRENDERS

FULL SURRENDER. At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, the Owner may surrender this Contract by sending Us a Written request. The amount payable on surrender is:

  (1) The Owner's Account Value at the end of the Valuation Period in which We receive the Owner's request on a form acceptable to Us;

  (2) Minus any applicable Surrender Charge; and

  (3) Minus any applicable Premium Tax or other tax charges.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the surrender amount, this Contract will be terminated and the Company will have no further obligation to the Owner.

All collateral assignees must consent to any surrender or partial withdrawal.
We may require that this Contract be returned to Our Home Office prior to making payment.

PARTIAL WITHDRAWALS. A portion of the Owner's Account Value may be withdrawn at any time prior to the Annuity Commencement Date. The Owner must send Us a Written request specifying the Divisions or Guarantee Periods from which the Partial Withdrawal is to be made. However, in cases where the Owner does not so specify, or the withdrawal cannot be made in accordance with the Owner's specification, We reserve the right to implement the withdrawal pro rata from each Division and Guarantee Period based on the Owner's Account Value in each. Partial Withdrawals will be made effective at the end of the Valuation Period in which We receive the Written request. Partial Withdrawals will be subject to the following guidelines:

  (1) The Partial Withdrawal amount must be at least $100 or, if less, the Owner's entire Account Value;

  (2) We will surrender Accumulation Units from the Separate Account or interests in a Guarantee Period so that the total amount withdrawn will be the sum of:

      (a) The amount payable to the Owner;

      (b) Plus any Surrender Charge and any applicable Premium Tax or other tax charges;

  (3) If a Partial Withdrawal would cause the Owner's Account Value in any Division or Guarantee Period (except the Money Market Division) to fall below $500, We reserve the right to transfer the remaining balance without charge to the Money Market Division.

  (4) If the Owner's Account Value is less then $500, We may cancel this Contract upon 60 days' notice to the Owner. Such cancellation would be considered a full surrender of this Contract.

SURRENDER CHARGE FOR PARTIAL WITHDRAWALS AND FULL SURRENDERS. Except as noted under "Surrender Charge Exceptions, a Surrender Charge will be applied to the amount of any Purchase Payment withdrawn during the first 6 years after it was first credited, as follows:


     Year of Purchase        Surrender Charge as a Percentage
     Payment Withdrawal       of Purchase Payment Withdrawn
     ------------------      --------------------------------
            1st                             7%
            2nd                             7%
            3rd                             5%
            4th                             5%
            5th                             4%
            6th                             2%
            Thereafter                      0%

For purposes of computing the Surrender Charge, the oldest Purchase Payments are deemed to be withdrawn first, and before any amounts in excess of Purchase Payments are withdrawn from an Owner's Account. The following transactions will be considered as withdrawals for purposes of computing the Surrender Charge: total surrender, partial withdrawal, commencement of an Annuity Payment Option and termination due to insufficient Owner Account Value.

SURRENDER CHARGE EXCEPTIONS. The Surrender Charge will not apply:

  (1) To any amounts in excess of Purchase Payments that are withdrawn from an Owner's Account; or

  (2) To any amounts in excess of the amount permitted by the Free Withdrawal Privilege if such amounts are required to be withdrawn to obtain or retain favorable federal tax treatment; (The granting of this exception is subject to Our approval);

  (3) Upon the death of the Annuitant at any Age during the Payout Period;

  (4) Upon the death of the Annuitant at any Age during the Accumulation Period if no Contingent Annuitant survives;

  (5) Upon the death of the Owner of a Non-Qualified Contract, unless this Contract is being continued under the special rule for a surviving spouse as defined under Internal Revenue Code Section (72)(s);

  (6) Upon selection of an Annuity Payment Option with a Payout Period of at least 10 years;

  (7) Upon selection of an Annuity Payment Option based on life contingencies if life expectancy is at least 10 years.

FREE WITHDRAWAL PRIVILEGE. The Surrender Charge does not apply to that portion of each withdrawal or a total surrender in any Contract Year that does not exceed:


  (1) Twenty Percent (20%) of the Account Value during each Contract Year after the first; less

  (2) The amount of any previous withdrawals made during such Contract Year.

Partial Withdrawals under a systematic withdrawal plan are eligible for the Free Withdrawal Privilege during the first Contract Year.

If multiple withdrawals are made during a Contract Year, the amount eligible for the Free Withdrawal Privilege will be recalculated at the time of each Partial Withdrawal. After the first Contract Year, partial withdrawals in addition to withdrawals under a systematic withdrawal plan may be made in the same Contract Year subject to the 20% limitation.

The maximum amount of the Free Withdrawal privilege during a contract year is 20% of the Account Value at the time of the first withdrawal during such contract year.

A free withdrawal pursuant to any of the foregoing Surrender Charge Exceptions is not deemed a withdrawal of Purchase Payments except for purposes of computing the Free Withdrawal Privilege.

                                  TAX CHARGE

RIGHT TO IMPOSE. We reserve the right to impose additional charges or establish reserves for any federal or local taxes incurred or that may be incurred by Us, and that may be deemed attributable to the Contracts.


                       ONE-TIME REINSTATEMENT PRIVILEGE

REINSTATEMENT OF ACCOUNT VALUE. If the Owner has made a full surrender of the Owner's Account Value, the Owner may reinstate this Contract, if We receive the Written reinstatement request, together with a return of the net surrender proceeds, not more than 30 days after the date as of which the surrender was made. In such a case, the Owner's Account Value will be restored to what it was at the time of the surrender and any subsequent Surrender Charge will be computed as if this Contract had been issued at the date of reinstatement in consideration of a Purchase Payment in the amount of such net surrender proceeds. This one-time reinstatement privilege is available only if the Owner's Account Value following the reinstatement would be at least $500. Unless the Owner requests otherwise in writing, the Account Value following the reinstatement will be allocated among the Divisions and Guarantee Periods in the same proportions as those prior to surrender.


                                DEATH PROCEEDS

DEATH PROCEEDS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies before the Annuity Commencement Date, and is survived by a Contingent Annuitant, this Contract will be continued with the Contingent Annuitant being named the Annuitant. This Contract may qualify for continuation under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision. Otherwise, death proceeds will be paid as follows (unless the Owner has specified in Writing that death proceeds are to be paid in a different manner):

  (1) If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Owner to receive proceeds;

  (2) If an Owner (other than a Joint Owner) dies, and this Contract is not being continued under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision, death proceeds will be paid to the Beneficiary designated by the Owner to receive proceeds;

  (3) If a Joint Owner dies, death proceeds will be paid to the surviving Joint Owner, if living; otherwise, death proceeds will be paid to the person designated as Beneficiary if:

      (a) This Contract is not being continued under the "Distribution of Death Proceeds under Non-Qualified Contracts" provision; and

      (b) Joint Owners have not specified in writing that death proceeds are to be paid in a different manner.

If the Annuitant or an Owner dies, the amount of the death proceeds will be the greatest of the following amounts:

  (1) The sum of all Net Purchase Payments (gross Purchase Payments less any applicable Premium Tax or other applicable tax) reduced upon a Partial Withdrawal in the same proportion as the reduction in Account Value;

  (2) The Account Value at the end of the Valuation Period on the date of receipt of proof of death and election of the manner of payment, less applicable Premium Taxes or other applicable tax charge; or

  (3) The Highest Anniversary Value prior to the date of death, determined as follows:

      (a) We will calculate the Account Values at the end of every fifth Contract Anniversary that occurred prior to the deceased's 81st birthday;

      (b) Each of the Account Values will be increased by the amount of Net Purchase Payments made since the end of such Contract Anniversaries;

      (c) The result will be reduced upon a Partial Withdrawal in the same proportion as the reduction in the Account Value;

The Account Value is the value after deduction for fees. The Partial Withdrawal used in the determination of the Minimum Death Benefit is equal to the full withdrawal amount minus surrender charges. Net Purchase Payments are Purchase Payments less applicable taxes deducted at the time a Purchase Payment is made.

The death proceeds will become payable when We receive:

  (1) Proof of the Owner's or Annuitant's Death; and

  (2) A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, We will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant. We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

DEATH PROCEEDS ON OR AFTER THE ANNUITY COMMENCEMENT DATE. If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death proceeds, if any, as provided by the Annuity Option in effect.

We accept any of the following as Proof of the Annuitant's or Owner's death:

  (1) A copy of a certified death certificate;

  (2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

  (3) A Written statement by a medical doctor who attended the deceased at the time of death; or

  (4) Any other proof satisfactory to Us.


                              PAYMENT OF BENEFITS

APPLICATION OF ACCOUNT VALUE. Unless directed otherwise, We will apply the Account Value in the Fixed Account to provide fixed annuity payments, and the Account Value in the Separate Account to provide variable annuity payments. The Owner must tell Us in Writing at least 30 days prior to the Annuity Commencement Date if Account Values are to be applied in different proportions. Transfers and Partial Withdrawals will be permitted within the 30-day period.

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is shown on page 3. The Owner of a Qualified Contract may be required to receive distributions after the Annuitant's 70th birthday to comply with certain federal tax requirements. The Annuity Commencement Date may be changed by Written notice from the Owner, subject to Our approval.

OPTIONS AVAILABLE TO AN OWNER. The Owner may elect to have payments made beginning on the Annuity Commencement Date under any one of the Annuity Options described in this Contract. We will notify the Owner 60 to 90 days prior to the scheduled Annuity Commencement Date that this Contract is scheduled to mature, and request that an Annuity Option be selected. If the Owner has not selected an Annuity Option ten days prior to the Annuity Commencement Date, We will proceed as follows:

  If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 100th birthday, We will extend the Annuity Commencement Date to the Annuitant's 100th birthday.

  If the scheduled Annuity Commencement Date is the Annuitant's 100th birthday, the Account Value less any applicable charges and taxes will be paid in one sum to the Owner.

In either event, the Annuity Commencement Date may be changed by Written notice from the Owner subject to Our approval.

OPTIONS AVAILABLE TO BENEFICIARY. The Owner may elect, in lieu of payment in one sum, that any amount or part thereof due under this Contract be applied under any of the options described below. Within 60 days after the death of the Annuitant or Owner, the Beneficiary may make such election if the Owner has not done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Owner.

The first annuity payment under any option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

PAYMENT CONTRACT. At such time as one of these options becomes effective, this Contract shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

FIXED ANNUITY PAYMENTS. Fixed annuity payments start on the Annuity Commencement Date. The amount of the first monthly payment for the annuity selected will be at least as favorable as that produced by the applicable annuity tables of this Contract for each $1,000 applied as of the end of the Valuation Period that contains the tenth day prior to the Annuity Commencement Date.

The dollar amount of any payments after the first payment is specified during the entire period of annuity payments, according to the provisions of the Annuity Payment Option selected.


                           VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS. We convert the Accumulation Units into Annuity Units at the values determined at the end of the Valuation Period which contains the tenth day prior to the Annuity Commencement Date. For each Division, the number of Annuity Units is obtained by dividing the first monthly payment by the Annuity Unit Value determined at the end of the above Valuation Period (see following paragraph). The first monthly payment is determined by applying the dollar value of the Accumulation Units to the applicable Annuity Table. The number of Annuity Units remains constant as long as an annuity remains in force and the allocation among the Divisions does not change.

The Annuity Unit Value for each Division was arbitrarily set when the Division first converted Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the previous Annuity Unit Value times the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date, with an offset for the 3 1/2% assumed interest rate used in the annuity tables of this Contract.

Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the Annuity Payment Option selected is based on a single Division, the monthly payment is found by multiplying the Annuity Unit Value for that Division on said date by the number of Annuity Units.

If the monthly payment under the annuity option selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

We guarantee that the amount of each payment will not be affected by variations in Our expense or mortality experience.

                                ANNUITY OPTIONS

FIRST OPTION - LIFE ANNUITY - An annuity payable monthly during the lifetime of the Annuitant.

SECOND OPTION - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less then 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

THIRD OPTION - JOINT AND LAST SURVIVOR LIFE ANNUITY - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FOURTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD - An amount payable monthly for the number of years selected which may be from 5 to 40 years. If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

FIFTH OPTION - PAYMENTS OF A SPECIFIC DOLLAR AMOUNT - The amount due may be paid in equal monthly installments of a designated dollar amount (not less than $125 nor more than $200 per annum per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment such balance will be paid and will be the final payment under the option.

In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which case the amount of each annuity payment will be determined on a basis consistent with that described in this Contract for monthly payments.

No election of any Annuity Payment Option may be made in the case where fixed or variable annuity payments are elected, unless a minimum initial annuity payment of $100 will be provided. No election of any Annuity Option may be made in the case where a combination of a fixed and a variable annuity payment is elected, unless a minimum initial annuity payment of $50 on each basis will be provided. If the initial annuity payment does not meet the minimum amount required for the Annuity Option elected, the Company will provide a less frequent payment schedule. If the minimum is still not met, the Company will make a lump-sum payment of the Account Value (less any Surrender Charge and applicable Premium Tax or other tax charge) as of the date of this determination to the Annuitant or other properly-designated Payee.

MISSTATEMENT OF AGE OR SEX (MISSTATEMENT OF AGE IF ISSUED ON UNISEX BASIS). If the (1) Age or sex of the Annuitant (if this Contract was issued on a Sex Distinct basis); or (2) Age of the Annuitant (if this Contract was issued on a Unisex basis) has been misstated to Us, any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

ANNUITY TABLES. The tables that follow show the dollar amount of the first monthly payment for each $1,000 applied under the options. If issued on a Sex Distinct basis, tables are based on the 1983a Male or Female Tables adjusted by projection scale G for nine years, with interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the gender of the Annuitant and the Annuitant's adjusted Age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the gender of both Annuitants and their adjusted ages at the time the first payment is due. If issued on a Unisex basis, tables are based on the 1983a Male or Female Tables, adjusted by projection scale G for nine years, with unisex rates based on 60% female and 40% male, and interest at the rate of 3 1/2% per year. Under the First or Second Options, the amount of each payment will depend upon the Annuitant's adjusted Age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon both Annuitant's adjusted ages at the time the first payment is due.

ADJUSTED AGE. In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The Age 70 rate is also used for ages above 70.

ALTERNATE AMOUNT OF INSTALLMENTS UNDER FIXED LIFE INCOME OPTIONS. If a fixed life income option is elected, the Owner (or, if the Owner has not elected a payment option, the Beneficiary) may elect life income payments equal to those provided by those fixed single premium immediate annuity option rates in use by the Company when annuity payments begin.

                          SEX DISTINCT ANNUITY TABLES

                           AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,OOO OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

  Adjusted Age       ---------------------Monthly Payments Guaranteed-----------
    of Male          Option 1         Option 2         Option 2         Option 2
                       None             120               180              240

      50               4.37             4.33              4.28             4.21
      51               4.44             4.40              4.34             4.26
      52               4.52             4.47              4.40             4.32
      53               4.59             4.54              4.47             4.37
      54               4.68             4.62              4.54             4.43
      55               4.77             4.70              4.61             4.49
      56               4.86             4.78              4.69             4.55
      57               4.96             4.87              4.76             4.61
      58               5.06             4.97              4.84             4.67
      59               5.18             5.07              4.93             4.73
      60               5.30             5.17              5.01             4.79
      61               5.42             5.28              5.10             4.86
      62               5.56             5.40              5.20             4.92
      63               5.71             5.52              5.29             4.98
      64               5.87             5.65              5.38             5.04
      65               6.04             5.79              5.48             5.10
      66               6.22             5.92              5.58             5.15
      67               6.41             6.07              5.68             5.21
      68               6.62             6.22              5.77             5.26
      69               6.84             6.37              5.87             5.30
      70 and above     7.07             6.53              5.96             5.35

  Adjusted Age       ---------------------Monthly Payments Guaranteed-----------
   of Female         Option 1         Option 2         Option 2         Option 2
                       None             120               180              240

      50               4.05             4.03              4.01             3.97
      51               4.10             4.09              4.06             4.02
      52               4.17             4.14              4.12             4.07
      53               4.23             4.21              4.17             4.12
      54               4.30             4.27              4.23             4.18
      55               4.37             4.34              4.30             4.23
      56               4.44             4.41              4.36             4.29
      57               4.52             4.48              4.43             4.35
      58               4.61             4.56              4.50             4.41
      59               4.70             4.65              4.58             4.48
      60               4.79             4.74              4.66             4.54
      61               4.89             4.83              4.74             4.61
      62               5.00             4.93              4.83             4.67
      63               5.12             5.03              4.92             4.74
      64               5.24             5.14              5.01             4.81
      65               5.38             5.26              5.11             4.88
      66               5.52             5.38              5.20             4.95
      67               5.67             5.51              5.3l             5.01
      68               5.83             5.65              5.41             5.08
      69               6.01             5.79              5.52             5.14
      70 and above     6.20             5.94              5.62             5.20

Option 3 - Joint and Last Survivor Life Annuity


  Adjusted Age                        Adjusted Age of Secondary Annuitant
  of Annuitant        ----------------------------Female------------------------

      Male            F50            F55          F60           F65          F70

       50            3.76           3.89         4.01          4.11         4.19
       55            3.84           4.01         4.18          4.33         4.46
       60            3.90           4.11         4.33          4.56         4.77
       65            3.95           4.19         4.47          4.78         5.09
       70            3.99           4.25         4.58          4.96         5.39


  Adjusted Age                        Adjusted Age of Secondary Annuitant
  of Annuitant        ----------------------------Male------------------------

     Female           M50            M55          M60           M65          M70

       50            3.76           3.84         3.90          3.95         3.99
       55            3.89           4.01         4.11          4.19         4.25
       60            4.01           4.18         4.33          4.47         4.58
       65            4.11           4.33         4.56          4.78         4.96
       70            4.19           4.46         4.77          5.09         5.39

Option 4 - Payments for a Designated Period

    Years of       Amount of Monthly       Years of      Amount of Monthly
     Payment             Payment            Payment           Payment

        5                 $18.12              23                $5.24
        6                  15.35              24                 5.09
        7                  13.38              25                 4.96
        8                  11.90              26                 4.84
        9                  10.75              27                 4.73
       10                   9.83              28                 4.63
       11                   9.09              29                 4.53
       12                   8.46              30                 4.45
       13                   7.94              31                 4.37
       14                   7.49              32                 4.29
       15                   7.10              33                 4.22
       16                   6.76              34                 4.15
       17                   6.47              35                 4.09
       18                   6.20              36                 4.03
       19                   5.97              37                 3.98
       20                   5.75              38                 3.92
       21                   5.56              39                 3.88
       22                   5.39              40                 3.83

                             UNISEX ANNUITY TABLES

                           AMOUNT OF MONTHLY PAYMENT
                        FOR EACH $1,OOO OF ANNUITY VALUE


Options 1 and 2 - Life Annuities

     Adjusted        ---------------------Monthly Payments Guaranteed-----------
       Age           Option 1         Option 2         Option 2         Option 2
                       None             120               180              240

       50              4.18             4.15              4.12             4.07
       51              4.24             4.21              4.18             4.12
       52              4.31             4.28              4.24             4.17
       53              4.38             4.34              4.30             4.23
       54              4.45             4.41              4.36             4.28
       55              4.53             4.48              4.43             4.34
       56              4.61             4.56              4.50             4.40
       57              4.70             4.64              4.57             4.46
       58              4.79             4.73              4.65             4.52
       59              4.89             4.82              4.72             4.59
       60              5.00             4.91              4.81             4.65
       61              5.11             5.02              4.89             4.71
       62              5.23             5.12              4.98             4.78
       63              5.36             5.23              5.07             4.85
       64              5.49             5.35              5.17             4.91
       65              5.64             5.48              5.26             4.98
       66              5.80             5.61              5.36             5.04
       67              5.96             5.74              5.46             5.10
       68              6.14             5.88              5.57             5.16
       69              6.34             6.03              5.67             5.21
       70and above     6.54             6.19              5.77             5.27


Option 3 - Joint and Last Survivor Life Annuity

Adjusted Age                -------------Adjusted Age of Secondary Annuitant----
of Annuitant

   Unisex            50            55            60            65           70

     50             3.75          3.85          3.94          4.01         4.07
     55             3.85          4.00          4.13          4.24         4.33
     60             3.94          4.13          4.32          4.49         4.65
     65             4.01          4.24          4.49          4.75         5.00
     70             4.07          4.33          4.65          5.00         5.36


Option 4 - Payments for a Designated Period

    Years of       Amount of Monthly       Years of      Amount of Monthly
     Payment             Payment            Payment           Payment

        5                 $18.12              23                $5.24
        6                  15.35              24                 5.09
        7                  13.38              25                 4.96
        8                  11.90              26                 4.84
        9                  10.75              27                 4.73
       10                   9.83              28                 4.63
       11                   9.09              29                 4.53
       12                   8.46              30                 4.45
       13                   7.94              31                 4.37
       14                   7.49              32                 4.29
       15                   7.10              33                 4.22
       16                   6.76              34                 4.15
       17                   6.47              35                 4.09
       18                   6.20              36                 4.03
       19                   5.97              37                 3.98
       20                   5.75              38                 3.92
       21                   5.56              39                 3.88
       22                   5.39              40                 3.83

                             AMERICAN GENERAL LIFE
                               INSURANCE COMPANY

This is an INDIVIDUAL FLEXIBLE PAYMENT VARIABLE and FIXED DEFERRED ANNUITY CONTRACT. NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO AMOUNT. SEE THE "SEPARATE ACCOUNT" AND "VARIABLE ANNUITY PAYMENTS" PROVISIONS IN THIS CONTRACT.



                FOR INFORMATION, SERVICE OR TO MAKE A COMPLAINT
                    CONTACT YOUR REGISTERED REPRESENTATIVE,
                   OR THE ANNUITY ADMINISTRATION DEPARTMENT

                             AMERICAN GENERAL LIFE
                               INSURANCE COMPANY
                             2727-A Allen Parkway
                                 P.O, Box 1401
                           Houston, Texas 77251-1401
                                (800) 360-4268




                              [LOGO APPEARS HERE]

                                A STOCK COMPANY

                  --------------------------------------------
                  A Subsidiary of American General Corporation
                  --------------------------------------------